Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated May 3, 2016, except for the effects of additional disclosures relating to the Company’s liquidity position described in Note 1, as to which the date is July 11, 2016, and for the effects of the reverse stock split described in the second to the last paragraph of Note 16, as to which the date is August 1, 2016, relating to the financial statements of Protagonist Therapeutics, Inc., which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-212476). We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-212476).

/s/ PricewaterhouseCoopers LLP

San Jose, California

August 10, 2016